Exhibit 5.1

October 29, 2024

Edison International

2244 Walnut Grove Avenue

Rosemead, CA 91770

Ladies and Gentlemen:

I have acted as counsel to Edison International, a California corporation (the “Company”). This opinion is rendered in connection with the filing of a Post-Effective Amendment No. 1, filed by the Company on October 29, 2024 to the Registration Statement on Form S-3 (the “Registration Statement”) relating to shares of Edison International Common Stock, no par value (the “Plan Shares”), for offering and sale pursuant to the Edison International Dividend Reinvestment and Direct Stock Purchase Plan (the “Plan”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Shares.

I, or attorneys acting under my supervision, have made legal and factual examinations and inquiries, including an examination of originals and copies certified or otherwise identified to our satisfaction, of the documents, corporation records and instruments of the Company that we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies. In addition, we have obtained and relied upon certificates and assurances from public officials that we have deemed necessary.

Based upon the foregoing and subject to completion of such proceedings as are now contemplated prior to the offering, sale or issuance of the Plan Shares, it is my opinion that, when sold or issued as provided in the Registration Statement, the Plan Shares will be duly authorized, legally issued, fully paid and nonassessable shares of Common Stock of the Company. This opinion does not relate to state Blue Sky or securities laws.

In addition to any assumptions, qualifications and other matters set forth elsewhere herein, the opinions set forth above are subject to the following:

(A)	I am a member of the Bar of the State of California. My opinions expressed herein are limited to the laws of the State of California and the federal laws of the United States of America.

(B)

This opinion letter is an expression of my professional judgment on the legal issues explicitly addressed. By rendering the opinions herein, I do not become an insurer or guarantor of the expression of such professional judgment. Nor does the rendering of such opinions guarantee the outcome of any legal dispute that may arise out of the contemplated transactions. The rendering of the opinions herein does not create any express or implied contract or agreement between or with any person entitled to rely thereon and me. My opinions set forth herein are based upon the facts in existence and laws in effect on the date hereof, and are rendered as of the date hereof, and I expressly disclaim any obligation to update my opinions herein, regardless of whether changes in such facts or laws come to my attention after the delivery hereof.

I hereby consent to the references made to me, and to the use of my name, in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, I do not thereby admit that I am an expert with respect to any part of the Registration Statement, including this exhibit to the Registration Statement, within the meaning of Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Michael A. Henry
Michael A. Henry
Assistant General Counsel and Assistant Corporate Secretary